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                                                                       EXHIBIT 8

United Inns(INC.)
Suite 2300, Clark Tower
5100 Poplar Avenue
Memphis, TN  38137
Phone (901) 767-2880
Don Wm. Cockroft
President
                              June 1, 1987






Mr. Augustus B. Randle III
c/o United Inns, Inc.
5100 Poplar Ave., Suite 2300
Memphis, TN 38137

Dear Gus:

      This is to reduce to writing our previous agreement concerning the security of your employment with United Inns, Inc. (the "Company").

      You are a very valuable member of the management team of the Company. We realize that you have been concerned about the possible change in the ownership or control of the Company and as an incentive and to encourage your continued employment, it is agreed that if there is a change in the effective control and management of the Company and your employment with the Company is terminated for any reason (including a voluntary resignation by you), you will be entitled to termination pay (in addition to any pension benefits) of two times your base compensation (excluding bonuses and non-taxable employee benefits) received by you for the previous twelve months prior to your termination. This termination fee will be paid to you in cash on the effective date of your termination. This termination fee will be reduced by 1/24th each month you continue in the services of the Company after six months from the date of change in the management of the Company. Notwithstanding anything herein to the contrary, the amount of termination pay will not be an amount that exceeds three times the basic amount as determined under the Internal Revenue Code Section 280G so that no portion of the payment will be considered to be "excess parachute payment" as defined by the Code.

      Nothing in this agreement will be considered to be a contract of employment or a guaranty of employment for any period, and will only be applicable if there is a change in the effective control and management of the Company while you are still an employee of the Company.


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      If the Company fails to pay promptly the termination fee as provided herein, the Company shall also pay reasonable attorney fees and all other costs incurred by you in the collection of the amounts due to you under this Agreement.

                                    Yours very truly,

                                    UNITED INNS, INC.



                                    By:  /s/Don W. Cockroft
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                                            Don W. Cockroft, President


/s/Augustus B. Randle III
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   Augustus B. Randle III